Exhibit 10.12

TRANSPORTATION SERVICES AGREEMENT

(SoCal Pipelines)

This TRANSPORTATION SERVICES AGREEMENT (this “Agreement”) is dated as of December 6, 2013, by and between Tesoro SoCal Pipeline Company LLC, a Delaware limited liability company (“TSPC”), on the one hand, and Tesoro Refining & Marketing Company LLC, a Delaware limited liability company (“TRMC”) on the other hand, each individually a “Party” and collectively referred to as “Parties.”

RECITALS

WHEREAS, TSPC owns certain short-haul dark oil petroleum pipelines and associated pumping stations and related equipment used to transport Crude Oil (the “Crude Pipelines”), including the segments as identified on Schedule A-1 (each a “Crude Pipeline Segment”), together with all easements, licenses, rights of way and other pipeline interests associated therewith; and

WHEREAS, TSPC also owns certain short-haul pipelines and associated pumping stations and related equipment, used to transport Refined Products (the “Refined Products Pipelines”), consisting of multiple segments as identified on Schedule A-2 (each a “Refined Product Pipeline Segment”), together with all easements, licenses, rights of way and other pipeline interests associated therewith; and

WHEREAS, TSPC also owns certain short-haul pipelines and associated pumping stations and related equipment, used to transport Other Commodities (the “Other Commodities Pipelines”, and together with the Crude Pipelines and the Refined Products Pipelines, the “SoCal Pipelines”), consisting of multiple segments as identified on Schedule A-3 (each an “Other Commodities Pipeline Segment”, and any Crude Pipeline Segment or Refined Product Pipeline Segment referred to herein as a “Segment”), together with all easements, licenses, rights of way and other pipeline interests associated therewith; and

WHEREAS, each of the SoCal Pipelines provides services primarily to TRMC as direct support for the operations of the Refineries; and

WHEREAS, TSPC intends to provide transportation services with respect to Products delivered by TRMC on the SoCal Pipelines, subject to and upon the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the covenants and obligations contained herein, the Parties to this Agreement hereby agree as follows:

1. DEFINITIONS

The definitions set forth below shall apply whenever a capitalized term specified below is used in this Agreement.

“Agreement” has the meaning set forth in the Preamble.

“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, determination, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, requirement, or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect.

“Barrel” means a volume equal to 42 U.S. gallons of 231 cubic inches each, at 60 degrees Fahrenheit under one atmosphere of pressure.

“bpd” means Barrels per day.

“Business Day” means a day, other than a Saturday or Sunday, on which banks in New York, New York are open for the general transaction of business.

“Capacity Expansion” has the meaning set forth in Section 2(b)(ii).

“Capacity Resolution” has the meaning set forth in Section 14(c).

“Carson Asset Indemnity Agreement” has the meaning set forth in Section 22(b).

“Claims” has the meaning set forth in Section 17(a).

“Commencement Date” has the meaning set forth in Section 3.

“Confidential Information” means all confidential, proprietary or non-public information of a Party, whether set forth in writing, orally or in any other manner, including all non-public information and material of such Party (and of companies with which such Party has entered into confidentiality agreements) that another Party obtains knowledge of or access to, including non-public information regarding products, processes, business strategies and plans, customer lists, research and development programs, computer programs, hardware configuration information, technical drawings, algorithms, know-how, formulas, processes, ideas, inventions (whether patentable or not), trade secrets, schematics and other technical, business, marketing and product development plans, revenues, expenses, earnings projections, forecasts, strategies, and other non-public business, technological, and financial information.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

“Credit” has the meaning set forth in Section 5(d)(ii).

“Crude Barrels Credit” has the meaning set forth in Section 5(d)(i).

“Crude MTC” means the aggregate volume of 6,665,200 Barrels per Month for all Crude Pipelines; provided however, that the Crude MTC during the Month in which the Commencement Date occurs shall be prorated in accordance with the ratio of the number of days, including and following the Commencement Date, in such Month to the total number of days in such Month.

“Crude Oil” means crude petroleum, synthetic crude oil, topped crude oil, condensate, and all associated blends thereof.

“Crude Pipelines” has the meaning set forth in the Recitals.

“Crude Reserved Capacity” means the aggregate volume capacity in bpd for the Crude Pipelines as set forth on the Pipeline Service Order applicable to Crude Oil throughput.

“Crude Shortfall Payment” has the meaning set forth in Section 5(d)(i).

“Excess Throughput Fees” means (i) with respect to throughput of Crude Oil, the fee calculated as set forth in the Pipeline Service Order applicable to Crude Oil throughput and (ii) with respect to Refined Products, the fee calculated as set forth in the Pipeline Service Order applicable to Refined Products throughput.

“Extension Period” has the meaning set forth in Section 4.

“First Offer Period” has the meaning set forth in Section 12(d).

“Force Majeure” means events or circumstances, whether foreseeable or not, not reasonably within the control of TSPC and which, by the exercise of due diligence, TSPC is unable to prevent or overcome, that prevent performance of TSPC’s obligations or limits TRMC’s ability to make effective use of any Segment of the SoCal Pipelines, including: acts of God, strikes, lockouts or other industrial disturbances, wars, riots, fires, floods, storms, orders of Governmental Authorities, explosions, terrorist acts, breakage, accident to machinery, equipment, storage tanks or lines of pipe, and inability to obtain or unavoidable delays in obtaining material or equipment and similar events, excluding circumstances due to market conditions.

“Force Majeure Notice” and “Force Majeure Period” each have the meaning set forth in Section 13(a).

“General Partner” means Tesoro Logistics GP, LLC, a Delaware limited liability company.

“Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.

“Minimum Throughput Commitment” means the sum of the Crude MTC and the Refined Products MTC.

“Month” means the period commencing on the Commencement Date and ending on the last day of the calendar month in which service begins and each successive calendar month thereafter.

“Other Commodities” means water, natural gas, sulfuric acid or any other substance or commodity other than Crude Oil and Refined Products and mutually agreed upon by the Parties.

“Other Commodities Pipelines” has the meaning set forth in the Recitals.

“Party” and “Parties” each have the meaning set forth in the Preamble.

“Partnership” means Tesoro Logistics LP, a Delaware limited partnership.

“Partnership Change of Control” means Tesoro Corporation ceases to Control the General Partner.

“Partnership Group” has the meaning set forth in Section 17(b).

“Person” means any individual, partnership, limited partnership, joint venture, corporation, limited liability company, limited liability partnership, trust, unincorporated organization or Governmental Authority or any department or agency thereof.

“Pipeline Service Order” has the meaning set forth in Section 8.

“Product” or “Products” means Crude Oil, Refined Products and Other Commodities.

“Refineries” means the Customer’s refining facilities located at 2101 East Pacific Coast Highway in Wilmington, California and at 2350 East 223rd Street in Carson, California and “Refinery” means any one of them.

“Receiving Party Personnel” has the meaning set forth in Section 21(d).

“Refined Products” means gasoline, gasoline blend component, diesel, distillate, distillate blend components, jet/aviation fuel, fuel oil, intermediate product, cut back resid, cutter stock, gas oil or other commodity other than Crude Oil and Other Commodities specified in this Agreement or otherwise mutually agreed upon by the Parties.

“Refined Products Barrels Credit” has the meaning set forth in Section 5(d)(ii).

“Refined Products MTC” means the following aggregate Monthly volumes for all Refined Products Pipelines: (i) for each Month of 2013 and 2014, 7,254,483 Barrels per Month; (ii) for 2015 and 2016, 8,547,191 Barrels per Month and (iii) for each years from and including 2017 through the end of the Term, 8,935,004 Barrels per Month; provided however, that the Refined Products MTC during the Month in which the Commencement Date occurs shall be prorated in accordance with the ratio of the number of days, including and following the Commencement Date, in such Month to the total number of days in such Month.

“Refined Products Pipelines” has the meaning set forth in the Recitals.

“Refined Products Reserved Capacity” means the aggregate volume capacity in bpd for the Refined Product Pipelines as set forth on the Pipeline Service Order applicable to Refined Product throughput.

“Refined Products Shortfall Payment” has the meaning set forth in Section 5(d)(ii).

“Restoration” has the meaning set forth in Section 14(b).

“Segment” means each separate section of Crude Pipeline and Refined Products Pipeline with the origin and destination set forth on Schedule A-1 and Schedule A-2 of this Agreement, as applicable.

“Shortfall Payment” has the meaning set forth in Section 5(d)(ii).

“SoCal Pipelines” has the meaning set forth in the Recitals.

“Surcharge” has the meaning set forth in Section 7(a).

“Term” and “Initial Term” each have the meaning set forth in Section 4.

“Termination Notice” has the meaning set forth in Section 13(a).

“Tesoro Corporation” means Tesoro Corporation, a Delaware corporation.

“TLO” means Tesoro Logistics Operations LLC, a Delaware limited liability company.

“Total Reserved Capacity” means the sum of the Crude Reserved Capacity and the Refined Products Reserved Capacity.

“Transportation Fee” means the fee per Barrel of Product as set forth in the Pipeline Service Order executed in connection with the throughput of such Product.

“Transportation Right of First Refusal” has the meaning set forth in Section 12(d).

“TRMC” has the meaning set forth in the Preamble.

“TRMC Group” has the meaning set forth in Section 17(a).

“TRMC Termination Notice” has the meaning set forth in Section 13(b).

“TSPC” has the meaning set forth in the Preamble.

2. VOLUME COMMITMENT; RESERVED CAPACITY

(a) Minimum Throughput Commitments.

(i) Crude MTC. Each Month during the Term, TRMC shall ship the Crude MTC on the Crude Pipelines, or, in the event it fails to do so, shall remit to TLO the Crude Shortfall Payment pursuant to Section 5(d)(i) below. TRMC shall be deemed to have shipped its Crude MTC if the aggregate quantity of Crude Oil that TRMC ships on the Crude Pipelines in any Month equals at least the Crude MTC, regardless of the particular Segments of Crude Pipeline on which those shipments are made.

(ii) Refined Products MTC. Each Month during the Term, TRMC shall ship the Refined Products MTC on the Refined Products Pipelines, or, in the event it fails to do so, shall remit to TLO the Refined Products Shortfall Payment pursuant to Section 5(d)(ii) below. TRMC shall be deemed to have shipped its Refined Products MTC if the aggregate quantity of Refined Products that TRMC ships on the Refined Products Pipelines in any Month equals at least the Refined Product MTC, regardless of the particular Segment of Refined Products Pipeline on which those shipments are made.

(b) Reserved Capacity and Expansion.

(i) Reserved Capacity. During the Term and subject to the terms and conditions of this Agreement, TSPC shall make available to TRMC at all times (A) throughput capacity on the Crude Pipelines sufficient to allow TRMC to throughput the Crude Reserved Capacity and (B) throughput capacity on the Refined Products Pipelines sufficient to allow TRMC to throughput the Refined Products Reserved Capacity.

(ii) Capacity Expansion. TRMC may at any time make a written request to TSPC to increase the throughput capacity of any Segment or to construct any new pipelines related to the operation of the Refinery in southern California, including the acquisition of Crude Oil feedstocks and marketing of Refined Products (a “Capacity Expansion”), and shall include in such written request the parameters and specifications of the requested Capacity Expansion. Upon the receiving such a request, TSPC shall promptly evaluate the relevant factors related to such request, including, without limitation: engineering and design criteria, limitations affecting such Capacity Expansion and any related tankage, cost and financing factors and the effect of such Capacity Expansion on the overall operation of the SoCal Pipelines. If TSPC determines that such a Capacity Expansion is operationally and commercially feasible, TSPC shall present a proposal to TRMC concerning the design of such Capacity Expansion, its projected costs and how and what portion of such costs might be funded by or recovered from TRMC. If TSPC determines that such a Capacity Expansion is not commercially or operationally feasible, it shall provide TRMC with an explanation of and justification for why it made such determination. If TSPC notifies TRMC that the Capacity Expansion may be commercially and operationally feasible, the Parties shall negotiate reasonably and in good faith to determine appropriate terms and conditions for the Capacity Expansion, which shall include, without limitation, the scope of the Capacity Expansion, the appropriate timing for constructing the Capacity Expansion and a mechanism for TSPC to recover an appropriate portion of its costs, plus a reasonable return on capital associated with such Capacity Expansion, which may include, without limitation, direct funding of all or part of the costs by TRMC, an increase in Transportation Fee and/or an increase in the applicable Minimum Throughput Commitment.

(c) Third Party Throughput. Unless otherwise specified in a Pipeline Service Order, all throughput of TRMC’s Crude Oil and Refined Products shall be on a fungible commingled basis, and TSPC may commingle such Products with Products of third parties of like grade and kind. TSPC shall have the right to enter into arrangements with third parties to throughput Products through the SoCal Pipelines; provided however, that (i) TSPC shall not, without TRMC’s prior consent, enter into any third party arrangements that would restrict or limit the ability of TRMC to throughput the Total Reserved Capacity and (ii) notwithstanding anything to the contrary provided herein, unless otherwise agreed by the Parties, TSPC shall dedicate and reserve the entire throughput capacity of the Other Commodities Pipelines for throughput by TRMC of TRMC’s Other Commodities pursuant to an applicable Pipeline Service Order.

(d) Line 88 Booster Pump. During the Term, TSPC shall operate, maintain and repair TRMC’s Torrance booster pump at the connection between the TSPC fee-owned Segment known as Line 88 and the co-owned portion of Line 88 downstream of the Segment, in accordance with normal and customary industry standards, sufficient to allow shipments in accordance with historical flows on Line 88. TSPC shall be responsible for the costs of such operation, maintenance and repair, including power associated with shipment of TRMC’s Product hereunder. In the event that TRMC should receive any contribution or other compensation from third parties for operation, maintenance, repair or use of such booster pump, TRMC shall pass such amounts through to TSPC.

3. COMMENCEMENT DATE

The “Commencement Date” will be December 6, 2013.

4. TERM

The initial term of this Agreement shall commence on the Commencement Date and shall continue through December 5, 2023 (the “Initial Term”); provided, however, that TRMC may, at its option, extend the Initial Term for up to two (2) renewal terms of five (5) years each (each, an “Extension Period”) by providing written notice of its intent to TSPC no less than three hundred sixty-five (365) days prior to the end of the Initial Term or the then-current Extension Period. The Initial Term, and any extensions of this Agreement as provided above, shall be referred to herein as the “Term.”

5. TRANSPORTATION FEES

(a) Transportation Fees. TRMC shall pay the applicable Transportation Fees for the throughput of Products on the SoCal Pipelines as set forth and calculated in the Pipeline Service Order applicable to throughput of such Products.

(b) Excess Throughput Fee. In addition, TRMC shall pay any applicable Excess Throughput Fee as set forth and calculated in the applicable Pipeline Service Order.

(c) Removal of Segments from Service. If at any time during the Term, TSPC determines temporarily to remove from service any Segment or Segments or portion of the SoCal Pipelines, TSPC shall notify TRMC in writing of such temporary removal from service as soon as reasonably practicable, and TRMC and TSPC shall cooperate in good faith to allocate TRMC’s shipments to other Segments such that TRMC can continue to ship the Total Reserved Capacity. If the temporary removal from service of a Segment or Segments or portion or the SoCal Pipelines restricts TRMC from throughputting the Crude Reserved Capacity or the Refined Products Reserved Capacity, then until such Segment or Segments or portion of the SoCal Pipelines are restored to service, the affected Minimum Throughput Commitment (i.e., the Crude MTC or the Refined Products MTC) shall be reduced by the difference between (i) the pro rata portion thereof allocable to such Segment or Segments or portion of the SoCal Pipelines and (ii) the amount that TRMC can effectively throughput until such Segment or Segments or portion of the SoCal Pipelines are restored to service. Subject to Section 14, TSPC shall not permanently remove a Segment from service without the prior agreement of TRMC, not to be unreasonably withheld or delayed in its reasonable commercial judgment.

(d) Calculation of Monthly Shortfall Payments and Credits.

(i) Crude Oil Shipments. If, during any Month, actual shipments by TRMC on the Crude Pipelines are less than the Crude MTC, then TRMC shall pay a shortfall payment to TSPC based on the Transportation Fees and Excess Throughput Fees for such Month, as set forth and calculated in the Pipeline Service Order applicable to throughput of Crude Oil (the “Crude Shortfall Payment”). The dollar amount of any Crude Shortfall Payment included in the monthly invoice described in Section 8(c) below and paid by TRMC shall be posted as a credit to TRMC’s account (the “Crude Barrels Credit”), and such Crude Barrels Credit shall be applied in subsequent monthly invoices against Excess Throughput Fees applicable to throughput of Barrels of Crude Oil during any of the succeeding three (3) Months.

(ii) Refined Products Shipments. If, during any Month, actual shipments by TRMC on the Refined Products Pipelines are less than the Refined Products MTC, then TRMC shall pay a shortfall payment to TSPC based on the Transportation Fees and Excess Throughput Fees for such Month, as set forth and calculated in the Pipeline Service Order applicable to throughput of Refined Products (the “Refined Product Shortfall Payment”, and together with the Crude Shortfall Payment, the “Shortfall Payment”). The dollar amount of any Refined Products Shortfall Payment included in the monthly invoice described in Section 8(c) below and paid by TRMC shall be posted as a credit to TRMC’s account (the “Refined Products Barrels Credit”, and together with the Crude Barrels Credit, each a “Credit” and together, “Credits”), and such Refined Products Barrels Credit shall be applied in subsequent monthly invoices against Excess Throughput Fees applicable to throughput of Barrels of Refined Products during any of the succeeding three (3) Months.

(iii) Application and Expiration of Credits. Credits will be applied in the order in which such Credits accrue and, except as provided in Section 15, only to the Shortfall Payment relating to the same Product relating to such Credit. Any portion of the Credit that is not used by TRMC during the succeeding three (3) Months will expire (e.g., a Credit which accrues in January will be available in February, March and April, will expire at the end of April, and must be applied prior to applying any Credit which accrues in February).

6. REIMBURSEMENT FOR NEWLY IMPOSED TAXES AND REGULATORY FEES; EXCISE TAXES

(a) Prompt Reimbursement. TRMC shall promptly pay or reimburse TSPC for any newly imposed taxes, levies, royalties, assessments, licenses, fees, charges, surcharges and sums due of any nature whatsoever (other than income taxes, gross receipt taxes and similar taxes) by any federal, state or local government or agency that TSPC incurs on TRMC’s behalf for the services provided by TSPC under this Agreement. If TSPC is required to pay any of the foregoing, TRMC shall promptly reimburse TSPC in accordance with the payment terms set forth in this Agreement. Any such newly imposed taxes or regulatory fees as provided for in this Section 6(a) shall be specified in an applicable Pipeline Service Order.

(b) Excise Tax Certification. Upon written request by TSPC, TRMC shall supply TSPC with a completed signed original notification certificate of gasoline and diesel fuel registrant as required by the Internal Revenue Service’s excise tax regulation. TRMC further agrees to comply with all Applicable Law with respect to such taxes.

(c) Exemption Certification. If TRMC is exempt from the payment of any taxes allocated to TRMC under the foregoing provisions, TRMC shall furnish TSPC with the proper exemption certificates.

7. EXPENDITURE REQUIRED BY NEW LAWS AND REGULATIONS

(a) Surcharge. If, during the Term, any existing laws or regulations are changed or any new laws or regulations are enacted that require TSPC to make substantial and unanticipated expenditures (whether capitalized or otherwise) with respect to the SoCal Pipelines, TSPC may, subject to the terms of this Section 7, impose a surcharge to increase the applicable service fee (a “Surcharge”), as set forth in a Pipeline Service Order, to cover TRMC’s pro rata share of the cost of complying with these laws or regulations, based upon the percentage of TRMC’s use of the services or facilities impacted by such new laws or regulations.

(b) Notification and Mitigation. TSPC shall notify TRMC of any proposed Surcharge to be imposed pursuant to Section 7(a) sufficient to cover the cost of any required capital projects and any ongoing increased operating costs. TSPC and TRMC then shall negotiate in good faith for up to thirty (30) days to mutually determine the effect of the change in law or regulation or new law or regulation, the cost thereof, and how such cost shall be amortized at an interest rate of no more than nine percent (9%) as a Surcharge, with the understanding that TSPC and TRMC shall use their reasonable commercial efforts to mitigate the impact of, and comply with, these laws and regulations. Without limiting the foregoing, if expenditures requiring a Surcharge may be avoided or reduced through changes in operations, then the Parties shall negotiate in good faith to set forth the appropriate changes in a Pipeline Service Order to evidence the reduction of the amount of a Surcharge while leaving the Parties in the same relative economic position they held before the laws or regulations were changed or enacted.

(c) Less Than 15% Surcharge. In the event any Surcharge results in less than a fifteen percent (15%) increase in the applicable service fee and Segment affected, TRMC will be assessed such Surcharge on all future invoices during the period in which such Surcharge is in effect for the applicable amortization period, and TSPC shall not terminate the affected service from this Agreement.

(d) 15% or More Surcharge. In the event any Surcharge results in a fifteen percent (15%) or more increase in the applicable service fee in accordance with Section 7(a), TSPC shall notify TRMC of the amount of the Surcharge required to reimburse TSPC for its costs, plus carrying costs, together with reasonable supporting detail for the nature and amount of any such Surcharge.

(i) If within thirty (30) days of such notification provided in this Section 7(d), TRMC does not agree to pay such Surcharge or to reimburse TSPC up front for its costs, TSPC may elect to either:

(A) require TRMC to pay such Surcharge, up to a fifteen percent (15%) increase in the applicable service fee; or

(B) terminate the affected Segment(s) or other facilities from this Agreement upon notice to TRMC.

(ii) TSPC’s performance obligations under this Agreement shall be suspended or reduced during the above thirty (30) day period to the extent that TSPC would be obligated to make such expenditures to continue performance during such period.

(e) Payment in Lieu of Surcharge. In lieu of paying the Surcharge, TRMC may, at its option, elect to pay the full cost of the substantial and unanticipated expenditures upon completion of a project.

8. PIPELINE SERVICE ORDERS; PAYMENTS

(a) Description. TSPC and TRMC shall enter into one or more pipeline service orders for the Crude Pipelines, the Refined Product Pipelines and the Other Commodities Pipelines substantially in the form attached hereto as Exhibit 1-A, Exhibit 1-B and Exhibit 1-C respectively (each, a “Pipeline Service Order”). Upon a request by TRMC pursuant to this Agreement or as deemed necessary or appropriate by TSPC in connection with the services to be delivered pursuant hereto, TSPC shall generate a Pipeline Service Order to set forth the specific terms and conditions for the throughput of Products on the SoCal Pipelines and the applicable fees to be charged for such throughput. No Pipeline Service Order shall be effective until fully executed by both TSPC and TRMC.

(b) Included Items. Items available for inclusion on a Pipeline Service Order for a Product include, but are not limited to, the following:

(i) the Transportation Fees for such Product;

(ii) with respect to Crude Oil and Refined Products, the Excess Throughput Fee;

(iii) taxes and regulatory fees pursuant to Section 6(a);

(iv) Surcharges related to expenditures as a result of newly imposed laws and regulations pursuant to Section 7; and

(v) any other ancillary services as may be agreed.

(c) Invoices. TSPC shall invoice TRMC on a monthly basis and TRMC shall pay all amounts due under this Agreement and any Pipeline Service Order no later than ten (10) calendar days after TRMC’s receipt of TSPC’s invoices. Any past due payments owed by either Party shall accrue interest, payable on demand, at the lesser of (i) the rate of interest announced publicly by JPMorgan Chase Bank, in New York, New York, as JPMorgan Chase Bank’s prime rate (which Parties acknowledge and agree is announced by such bank and used by the Parties for reference purposes only and may not represent the lowest or best rate available to any of the customers of such bank or the Parties), plus four percent (4%), and (ii) the highest rate of interest (if any) permitted by Applicable Law, from the due date of the payment through the actual date of payment.

(d) Disputed Amounts. If TRMC reasonably disputes any amount invoiced by TSPC, TRMC shall pay the amount of the invoice when due and provide TSPC with written notice stating the nature of the dispute prior to thirty (30) days after the due date of the invoice. TRMC and TSPC shall use reasonable commercial diligence to resolve disputes in a timely manner. All portions of the disputed amount determined to be owed to TRMC shall be refunded to TRMC within ten (10) days of the dispute resolution.

(e) Index-Based Changes. Any fees of a fixed amount set forth in this Agreement and any Pipeline Service Order shall be increased on January 1 of each year of the Term, commencing on January 1, 2015, by a percentage equal to the positive change, if any, in the CPI-U (All Urban Consumers) during the first twelve (12) Month period beginning fifteen (15) Months preceding such January 1, as reported by the Bureau of Labor Statistics.

(f) Conflict between Agreement and Pipeline Service Order. In case of any conflict between the terms of this Agreement and the terms of any Pipeline Service Order, the terms of the applicable Pipeline Service Order shall govern.

9. OPERATIONAL PROVISIONS

(a) Services. The services provided by TSPC pursuant to this Agreement shall only consist of the transportation of Products on the SoCal Pipelines. To the extent that TRMC requests any ancillary services, TRMC shall specify such services in a separate Pipeline Service Order, and TSPC and TRMC shall negotiate in good faith to determine an appropriate fees, terms and conditions for such services.

(b) Product Quality.

(i) Deliveries into SoCal Pipelines. TRMC warrants that all Products delivered into the Crude Pipelines and Refined Products Pipelines under this Agreement shall meet the latest applicable pipeline specifications or mutually agreed upon specifications for that Product upon receipt at the applicable Segment and contain no deleterious substances or concentrations of any contaminants that may make it or its components commercially unacceptable in general industry application. TRMC shall not deliver to any of the Segments of such Pipelines any Products which: (i) would in any way be injurious to any such Segments (except to the extent such Product is inherently corrosive, provided that such Product shall be otherwise within specifications); (ii) would render any of such Segments unfit for the proper throughput of similar Products; (iii) would contaminate or otherwise downgrade the quality of commingled Products throughput with TRMC’s Products; (iv) may not be lawfully throughput; or (v) otherwise do not meet applicable Product specifications for such Product that are customary in the location of the applicable Segment. If, however, there are Products that do not have such applicable specifications, the specifications shall be mutually agreed upon by the Parties.

(ii) Product Downgrades. TSPC shall exercise reasonable care to ensure that all Products delivered by third parties and commingled with TRMC’s Products meet applicable Product specifications for each such Product. In the event that TRMC’s Products are downgraded due to commingling with third-party Products that do not comply with the applicable Product specifications, or otherwise due to improper operations by TSPC, TSPC shall be liable for all loss, damage and cost incurred as a result of such downgrade. Should TRMC’s commingled Products not comply with the minimum quality standards set forth in this Agreement, TRMC shall be liable for all loss, damage and cost incurred thereby, including damage to Products of third parties commingled with TRMC’s unfit Products.

(c) Product Measurements. All quantities of Products received and delivered into or by the SoCal Pipelines shall be measured by the following (in order of preference), subject to TSPC’s reasonable discretion to choose an alternative method: (i) by meters, (ii) if applicable, by static shore tank gauges of the tank or otherwise or (iii) by a mutually agreeable method. All quantities shall be adjusted to net gallons at 60° F in accordance with ASTM D-1250 Petroleum Measurement Tables, or latest revisions thereof. Meters and temperature probes shall be calibrated according to applicable API standards in accordance with customary industry procedures. TRMC shall have the right, at its sole expense, and in accordance with applicable Segment procedure, to independently certify such calibration.

(d) Title and Risk of Loss; Custody and Control. Custody of Products shall pass from TRMC to TSPC at the flange where it enters the SoCal Pipeline and to TRMC from TSPC at the flange where it exits the SoCal Pipeline. Upon re-delivery of any Product to TRMC’s account, TRMC shall become solely responsible for any loss, damage or injury to Person or property or the environment, arising out of transportation, possession or use of such Product after transfer of custody and the loss allowance provisions hereof shall apply to Product while in TSPC’s custody. Title to all of TRMC’s Product received into the SoCal Pipelines shall remain with TRMC at all times. Both Parties acknowledge that this Agreement represents a bailment of Products by TRMC to TSPC and not a consignment of Products, it being understood that TSPC has no authority hereunder to sell or seek purchasers for the Products of TRMC. TRMC hereby warrants that it shall, at all times, have good title to and the right to deliver, throughput, store and receive Products pursuant to the terms of this Agreement.

(e) Lien Waiver. TSPC hereby waives, relinquishes and releases any and all liens, including without limitation, any and all warehouseman’s liens, custodian’s liens, rights of retention and/or similar rights under all applicable laws, which TSPC would or might otherwise have under or with respect to the Products throughput, or handled hereunder. TSPC further agrees to furnish documents reasonably acceptable to TRMC and its lender(s) (if applicable), and to cooperate with TRMC in assuring and demonstrating that Products titled in TRMC’s name shall not be subject to any lien on the SoCal Pipelines.

(f) Volume Losses. From the date hereof for a period of six (6) Months, the Parties agree to adopt the applicable measurement and volume loss control practices in effect as of the date hereof. The Parties agree to renegotiate the applicable measurement and volume loss control practices at the end of the six (6) Month period, with the intent for the tolerance percentage of volume loss to be at the industry standard.

(g) Access. TRMC and TSPC shall each provide the other with access to each other’s facilities to the extent reasonably needed for performance of the throughputting services hereunder or for any inspection, maintenance, repairs, replacement or remediation associated with the SoCal Pipelines. All such access shall be at the accessing Party’s sole risk, and the Party obtaining access shall indemnify the other Party for claims arising as a result of such access, pursuant to Section 17 below. All such access shall be subject to all safety and security rules applicable to the sites being accessed, and such access shall be at reasonable times, with reasonable notice and shall not unreasonably interfere with the use or operation of the facilities being accessed.

(h) Material Safety Data Sheet. Upon request, TRMC will provide TSPC with a Material Safety Data Sheet and any other information required by any federal, state, or local authority for all Product throughput across the SoCal Pipelines. TRMC shall provide its customers with the appropriate information on all Products throughput across the SoCal Pipelines.

10. LEGAL COMPLIANCE

(a) Party Certification. Each Party certifies that none of the Products covered by this Agreement were derived from crude petroleum, petrochemical, or gas which was produced or withdrawn from storage in violation of any federal, state or other governmental law, nor in violation of any rule, regulation or promulgated by any governmental agency having jurisdiction in the premises.

(b) Compliance with Applicable Law. The Parties are entering into this Agreement in reliance upon and shall comply in all material respects with all Applicable Law which directly or indirectly affects the Products throughput hereunder, or any receipt, throughput delivery, transportation or handling of Products hereunder or the ownership, operation or condition of the SoCal Pipelines. Each Party shall be responsible for compliance with all Applicable Law associated with such Party’s respective performance hereunder and the operation of such Party’s facilities. In the event any action or obligation imposed upon a Party under this Agreement shall at any time be in conflict with any requirement of Applicable Law, then this Agreement shall immediately be modified to conform the action or obligation so adversely affected to the requirements of the Applicable Law, and all other provisions of this Agreement shall remain effective.

(c) Material Change in Applicable Law. If during the Term, (i) any new Applicable Law becomes effective or any existing Applicable Law or its interpretation is materially changed, which change is not addressed by another provision of this Agreement and which has a material adverse economic impact upon a Party or (ii) the California Public Utilities Commission imposes any price or operational restriction, regulation or tariff on the SoCal Pipelines or any Segment or portion thereof which has a material adverse economic impact upon a Party, then either Party, acting in good faith, shall have the option to request renegotiation of the relevant provisions of this Agreement or a Pipeline Service Order with respect to future performance. The Parties shall then meet to negotiate in good faith amendments to this Agreement or to an applicable Pipeline Service Order that will conform to the new Applicable Law while preserving the Parties’ economic, operational, commercial and competitive arrangements in accordance with the understandings set forth herein.

11. LIMITATION ON LIABILITY

(a) NO SPECIAL DAMAGES. IN NO EVENT SHALL A PARTY BE LIABLE TO THE OTHER PARTY FOR ANY LOST PROFITS OR INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, NO MATTER HOW CHARACTERIZED, RELATING TO THIS AGREEMENT AND ARISING FROM ANY CAUSE WHATSOEVER, EXCEPT WITH RESPECT TO INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES ACTUALLY AWARDED TO A THIRD PARTY OR ASSESSED BY A GOVERNMENTAL AUTHORITY AND FOR WHICH A PARTY IS PROPERLY ENTITLED TO INDEMNIFICATION FROM THE OTHER PARTY PURSUANT TO THE EXPRESS PROVISIONS OF THIS AGREEMENT.

(b) Claims and Liability for Lost or Damaged Product. TSPC shall not be liable to TRMC for lost or damaged Product unless TRMC notifies TSPC in writing within ninety (90) days of the report of any incident or the date TRMC learns of any such loss or damage to the Product. TSPC’s maximum liability to TRMC for any lost or damaged Product shall be limited to (i) the lesser of (1) the replacement value of the Product at the time of the incident based upon the price as posted by Platts or similar publication for similar Product in the same locality, and if no other similar Product is in the locality, then in the state, or (2) the actual cost paid for the Product by TRMC (copies of TRMC’s invoices of cost paid must be provided), less (ii) the salvage value, if any, of the damaged Product.

(c) No Guarantees or Warranties. Except as expressly provided in the Agreement, neither TRMC nor TSPC makes any guarantees or warranties of any kind, expressed or implied. TSPC specifically disclaims all implied warranties of any kind or nature, including any implied warranty of merchantability and/or any implied warranty of fitness for a particular purpose.

12. TERMINATION; RIGHT TO ENTER INTO NEW AGREEMENT

(a) Default. A Party shall be in default under this Agreement if:

(i) the Party breaches any provision of this Agreement or a Pipeline Service Order, which breach has a material adverse effect on the other Party, and such breach is not excused by Force Majeure or cured within fifteen (15) Business Days after notice thereof (which notice shall describe such breach in reasonable detail) is received by such Party (unless such failure is not commercially reasonably capable of being cured in such fifteen (15) Business Day period in which case such Party shall have commenced remedial action to cure such breach and shall continue to diligently and timely pursue the completion of such remedial action after such notice);

(ii) the Party (1) files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy, insolvency, reorganization or similar Applicable Law, or has any such petition filed or commenced against it, (2) makes an assignment or any general arrangement for the benefit of creditors, (3) otherwise becomes bankrupt or insolvent (however evidenced) or (4) has a liquidator, administrator, receiver, trustee, conservator or similar official appointed with respect to it or any substantial portion of its property or assets; or

(iii) if either of the Parties is in default as described above, then (1) if TRMC is in default, TSPC may or (2) if TSPC is in default, TRMC may: (A) terminate this Agreement upon notice to the defaulting Party; (B) withhold any payments due to the defaulting Parties under this Agreement; and/or (C) pursue any other remedy at law or in equity.

(b) Obligation to Cure Breach. If a Party breaches any provision of this Agreement or a Pipeline Service Order, which breach does not have a material adverse effect on the other Party, the breaching Party shall still have the obligation to cure such breach.

(c) New Transportation Services Agreement. Upon termination of this Agreement or a Pipeline Service Order for reasons other than (x) a default by TRMC and (y) any other termination of this Agreement or a Pipeline Service Order initiated by TRMC pursuant to Section 13 or Section 15, TRMC shall have the right to require TSPC to enter into a new transportation services agreement with TRMC that (i) is consistent with the terms set forth in this Agreement and (ii) has commercial terms that are, in the aggregate, equal to or more favorable to TSPC than fair market value terms as would be agreed by similarly-situated parties negotiating at arm’s length; provided, however; that the term of any such new transportation services agreement shall not extend beyond December 5, 2033.

(d) Transportation Right of First Refusal. In the event that TSPC proposes to enter into a transportation services agreement with a third party within two (2) years after the termination of this Agreement for reasons other than (x) a default by TRMC and (y) any other termination of this Agreement initiated by TRMC pursuant to Section 13 or Section 15, TSPC shall give TRMC sixty (60) days’ prior written notice of any proposed new transportation services agreement with a third party, including (i) details of all of the material terms and conditions thereof and (ii) a thirty (30)-day period (beginning upon TRMC’s receipt of such written notice) (the “First Offer Period”) in which TRMC may make a good faith offer to enter into a new transportation agreement with TSPC (the “Transportation Right of First Refusal”). If TRMC makes an offer on terms no less favorable to TSPC than the third-party offer with respect to such transportation services agreement during the First Offer Period, then TSPC shall be obligated to enter into a transportation services agreement with TRMC on the terms set forth in this Agreement. If TRMC does not exercise its Transportation Right of First Refusal in the manner set forth above, TSPC may, for the next sixty (60) days, proceed with the negotiation of the third-party transportation services agreement. If no third party agreement is consummated during such sixty (60)-day period, the terms and conditions of this Section 12(d) shall again become effective.

(e) Removal of Product. Upon termination or expiration of this Agreement, TRMC shall remain responsible for maintaining line fill in the SoCal Pipelines until replaced by TSPC or a third party shipper, and TRMC agrees to accept return of such line fill when tendered by TSPC. TSPC shall return such line fill within sixty (60) days after termination or expiration of this Agreement.

(f) Cumulative Nature of Remedies. The remedies provided for in this Agreement shall not be exclusive, but shall be cumulative and shall be in addition to all other remedies at law or in equity.

13. FORCE MAJEURE

(a) Definitions and Notice. As soon as possible upon the occurrence of a Force Majeure, TSPC shall provide TRMC with written notice of the occurrence of such Force Majeure (a “Force Majeure Notice”). TSPC shall identify in such Force Majeure Notice the particular Segment or Segments of the SoCal Pipelines that are affected by the Force Majeure and the approximate length of time that TSPC reasonably believes in good faith such Force Majeure shall continue (the “Force Majeure Period”). For the duration of the Force Majeure Period, TRMC shall be permitted to reduce its Minimum Throughput Commitment as provided in Section 14(b). If TSPC advises in any Force Majeure Notice that it reasonably believes in good faith that the Force Majeure Period shall continue for more than twelve (12) consecutive Months, then, subject to Section 14 below, at any time after TSPC delivers such Force Majeure Notice, either Party may terminate that portion of this Agreement relating to the affected Segment, but only upon delivery to the other Party of a notice (a “Termination Notice”) at least twelve (12) Months prior to the expiration of the Force Majeure Period; provided, however; that such Termination Notice shall be deemed cancelled and of no effect if the Force Majeure Period ends prior to the expiration of such twelve (12)-Month period. For the avoidance of doubt, neither Party may exercise its right under this Section 13(a) to terminate this Agreement as a result of a Force Majeure with respect to any machinery, storage, tanks, lines of pipe or other equipment that has been unaffected by, or has been restored to working order since, the applicable Force Majeure, including pursuant to a Restoration.

(b) Revocation of TRMC Termination Notice. Notwithstanding the foregoing, if TRMC delivers a Termination Notice to TSPC (the “TRMC Termination Notice”) and, within thirty (30) days after receiving such TRMC Termination Notice, TSPC notifies TRMC that TSPC reasonably believes in good faith that it shall be capable of fully performing its obligations under this Agreement within a reasonable period of time and TRMC mutually agrees (which agreement shall not be unreasonably withheld), then the TRMC Termination Notice shall be deemed revoked and the applicable portion of this Agreement shall continue in full force and effect as if such TRMC Termination Notice had never been given.

14. CAPABILITIES OF SOCAL PIPELINES

(a) Service Interruption. Subject to Force Majeure and interruptions for routine repair and maintenance pursuant to Section 5(c) consistent with customary pipeline industry standards, TSPC shall use reasonable commercial efforts to minimize the interruption of service of any Segment of the SoCal Pipelines. TSPC shall promptly inform TRMC operational personnel of any anticipated partial or complete interruption of service at any Segment, including relevant information about the nature, extent, cause and expected duration of the interruption and the actions TSPC is taking to resume full operations, provided that TSPC shall not have any liability for any failure to notify, or delay in notifying, TRMC of any such matters except to the extent TRMC has been materially prejudiced or damaged by such failure or delay.

(b) Restoration of Reserved Capacity. Subject to Force Majeure and interruptions for routine repair and maintenance pursuant to Section 5(c) consistent with customary terminal industry standards, TSPC shall maintain the SoCal Pipelines in a condition and with a capacity sufficient to throughput a volume of Crude Oil at least equal to the Crude Reserved Capacity and a volume of Refined Products at least equal to the Refined Products Reserved Capacity. TSPC’s obligations may be temporarily suspended during the occurrence of, and for the entire duration of, a Force Majeure or any interruption of service that prevents TSPC from throughputting the Crude Reserved Capacity or the Refined Products Reserved Capacity. To the extent TSPC is prevented from throughputting volumes equal to Crude Reserved Capacity and Refined Products Reserved Capacity for reasons of Force Majeure or other interruption of service, then TRMC’s obligation to throughput the Crude MTC or Refined Products MTC, as applicable, and pay any applicable Shortfall Payment shall be reduced proportionately. At such time as TSPC is capable of throughputting volumes equal to the Crude Reserved Capacity or Refined Products Reserved Capacity, as applicable, TRMC’s obligation to throughput the full volume of the applicable Minimum Throughput Commitment shall be restored. If for any reason, including, without limitation, a Force Majeure event, the throughput capacity of the SoCal Pipelines should fall below the Crude Reserved Capacity or Refined Products Reserved Capacity, then within a reasonable period of time after the commencement of such reduction, TSPC shall make repairs to the SoCal Pipelines to restore the applicable Reserved Capacity (“Restoration”). Except as provided below in Section 14(c) and Section 14(d), all of such Restoration shall be at TSPC’s cost and expense, unless the damage creating the need for such repairs was caused by the negligence or willful misconduct of TRMC, its employees, agents or customers or the failure of TRMC’s Products to meet the specifications as provided for in Section 9(d).

(c) Capacity Resolution. In the event of the failure of TSPC to maintain each Segment of the SoCal Pipelines in a condition and with a capacity sufficient to provide the Services provided for herein, then either Party shall have the right to call a meeting between executives of both Parties by providing at least two (2) Business Days’ advance written notice. Any such meeting shall be held at a mutually agreeable location and will be attended by executives of both Parties each having sufficient authority to commit his or her respective Party to a Capacity Resolution (hereinafter defined). At the meeting, the Parties will negotiate in good faith with the objective of reaching a joint resolution for the Restoration of capacity on the SoCal Pipelines which will, among other things, specify steps to be taken by TSPC to fully accomplish Restoration and the deadlines by which the Restoration must be completed (the “Capacity Resolution”). Without limiting the generality of the foregoing, the Capacity Resolution shall set forth an agreed upon time schedule for the Restoration activities. Such time schedule shall be reasonable under the circumstances, consistent with customary pipeline transportation industry standards and shall take into consideration TSPC’s economic considerations relating to costs of the repairs and TRMC’s requirements concerning the operation of the Refinery. TSPC shall use commercially reasonable efforts to continue to provide throughput of TRMC’s Products through other appropriate Segments, to the extent the SoCal Pipelines have capability of doing so, during the period before Restoration is completed. In the event that TRMC’s economic considerations justify incurring additional costs to restore the SoCal Pipelines in a more expedited manner than the time schedule determined in accordance with the preceding sentence, TRMC may require TSPC to expedite the Restoration to the extent reasonably possible, subject to TRMC’s payment, in advance, of the estimated incremental costs to be incurred as a result of the expedited time schedule. In the event the Parties agree to an expedited Restoration plan in which TRMC agrees to fund a portion of the Restoration cost, then neither Party shall have the right to terminate this Agreement in connection with a Force Majeure, so long as such Restoration is completed with due diligence, and TRMC shall pay its portion of the Restoration costs to TSPC in advance based on an estimate conforming to reasonable engineering standards applicable to petroleum or products pipelines, as applicable. Upon completion, TRMC shall pay the difference between the actual portion of Restoration costs to be paid by TRMC pursuant to this Section 14(c) and the estimated amount paid under the preceding sentence within thirty (30) days after receipt of TSPC’s invoice therefor, or, if appropriate, TSPC shall pay TRMC the excess of the estimate paid by TRMC over TSPC’s actual costs as previously described within thirty (30) days after completion of the Restoration.

(d) Restoration. If at any time after the occurrence of (x) a Partnership Change of Control or (y) a sale of the Refinery, TSPC either (i) refuses or fails to meet with TRMC within the period set forth in Section 14(c), (ii) fails to agree to perform a Capacity Resolution in accordance with the standards set forth in Section 14(c) or (iii) fails to perform its obligations in compliance with the terms of a Capacity Resolution, TRMC may, as its sole remedy for any breach by TSPC of any of its obligations under Section 14(c), require TSPC to complete a Restoration of the affected portions of the SoCal Pipelines, subject to and to the extent permitted under the terms, conditions and/or restrictions of applicable leases, permits and/or Applicable Law. Any such Restoration required under this Section 14(d) shall be completed by TSPC at TRMC’s cost. TSPC shall use commercially reasonable efforts to continue to provide throughput of Products tendered by TRMC while such Restoration is being completed. Any work performed by TSPC pursuant to this Section 14(d) shall be performed and completed in a good and workmanlike manner consistent with applicable pipeline industry standards and in accordance with all Applicable Law. Additionally, during such period after the occurrence of (x) a Partnership Change of Control or (y) a sale of the Refinery, TRMC may exercise any remedies available to it under this Agreement (other than termination), including the right to immediately seek temporary and permanent injunctive relief for specific performance by TSPC of the applicable provisions of this Agreement, including, without limitation, the obligation to make Restorations described herein.

15. SUSPENSION OF REFINERY OPERATIONS

(a) No Termination. This Agreement shall continue in full force and effect regardless of whether TRMC decides to permanently or indefinitely suspend refining operations at either or both of the Refineries for any period.

(b) Continued Liability for Shortfall Payments. If refining operations at either or both of the Refineries are suspended for any reason (including Refinery turnarounds and other scheduled maintenance), then TRMC shall remain liable for Shortfall Payments under this Agreement for the duration of the suspension; provided, however, that during any such period of suspension: (i) TRMC’s shipments of Crude Oil in excess of the Crude MTC may be allocated to satisfy any failure by TRMC to ship the Refined Product MTC; (ii) TRMC’s shipments of Refined Products in excess of the Refined Product MTC may be allocated to satisfy any failure by TRMC to ship the Crude MTC; (iii) unexpired Crude Barrels Credits may applied against Refined Products Shortfall Payments; and (iv) unexpired Refined Products Credits may be applied against Crude Barrels Credits.

16. REPORTS AND AUDIT

Each Party and its duly authorized agents and/or representatives shall have reasonable access to the accounting records and other documents maintained by the other Party which relate to this Agreement, and shall have the right to audit such records at any reasonable time or times during the Term and for a period of up to three years after termination of this Agreement. Claims as to shortage in quantity or defects in quality shall be made by written notice within ninety (90) days after the delivery in question or shall be deemed to have been waived.

17. INDEMNIFICATION

(a) TSPC Indemnities. Notwithstanding anything else contained in this Agreement or any Pipeline Service Order, TSPC shall release, defend, protect, indemnify, and hold harmless TRMC, its carriers, and each of its and their respective affiliates, officers, directors, employees, agents, contractors, successors, and assigns (excluding any member of the Partnership Group) (collectively, the “TRMC Group”) from and against any and all demands, claims (including third-party claims), losses, costs, suits, or causes of action (including, but not limited to, any judgments, losses, liabilities, fines, penalties, expenses, interest, reasonable legal fees, costs of suit, and damages, whether in law or equity and whether in contract, tort, or otherwise) (collectively, “Claims”) for or relating to (i) personal or bodily injury to, or death of the employees of TRMC, TLO, TLLP or the General Partner and, as applicable, their carriers, customers, representatives, and agents; (ii) loss of or damage to any property, products, material, and/or equipment belonging to TRMC, TLO and, as applicable, their carriers, customers, representatives, and agents, and each of their respective affiliates, contractors, and subcontractors (except for those volume losses of Products provided for in Section 9); (iii) loss of or damage to any other property, products, material, and/or equipment of any other description (except for those volume losses of Products provided for in Section 9), and/or personal or bodily injury to, or death of any other Person or Persons; and with respect to clauses (i) through (iii) above, which is caused by or resulting in whole or in part from the acts and omissions of TSPC, TLLP, TLO or the General Partner in connection with the ownership or operation of the SoCal Pipelines and the services provided hereunder, and, as applicable, their carriers, customers (other than TRMC), representatives, and agents, or those of their respective employees with respect to such matters; and (iv) any losses incurred by TRMC due to violations of this Agreement by TSPC, or, as applicable, its customers (other than TRMC), representatives, and agents; PROVIDED THAT TSPC SHALL NOT BE OBLIGATED TO RELEASE, INDEMNIFY OR HOLD HARMLESS TRMC OR ANY MEMBER OF THE TRMC GROUP FROM AND AGAINST ANY CLAIMS TO THE EXTENT THEY RESULT FROM THE BREACH OF CONTRACT, STRICT LIABILITY OR THE NEGLIGENT ACTS, ERRORS OR OMISSIONS OR WILLFUL MISCONDUCT OF TRMC OR ANY MEMBER OF THE TRMC GROUP.

(b) TRMC Indemnities. Notwithstanding anything else contained in this Agreement or in any Pipeline Service Order, TRMC shall release, defend, protect, indemnify, and hold harmless TSPC, the General Partner, the Partnership, TLO, their subsidiaries and their respective officers, directors, members, managers, employees, agents, contractors, successors, and assigns (collectively, the “Partnership Group”) from and against any and all Claims for or relating to (i) personal or bodily injury to, or death of the employees of TSPC, TLO, TLLP and the General Partner and, as applicable, their carriers, customers, representatives, and agents; (ii) loss of or damage to any property, products, material, and/or equipment belonging to TSPC, TRMC and, as applicable, their carriers, customers, representatives, and agents, and each of their respective affiliates, contractors, and subcontractors (except for those volume losses of Products provided for in Section 9); (iii) loss of or damage to any other property, products, material, and/or equipment of any other description (except for those volume losses of Products provided for in Section 9), and/or personal or bodily injury to, or death of any other Person or Persons; and with respect to clauses (i) through (iii) above, which is caused by or resulting in whole or in part from the acts and omissions of TRMC, in connection with TRMC’s and its customers’ use of the SoCal Pipelines and the services provided hereunder, and, as applicable, their customers, representatives, and agents, or those of their respective employees with respect to such matters; and (iv) any losses incurred by TSPC due to violations of this Agreement by TRMC, or, as applicable, its carriers, customers, representatives, and agents; PROVIDED THAT TRMC SHALL NOT BE OBLIGATED TO RELEASE, INDEMNIFY OR HOLD HARMLESS TSPC OR ANY MEMBER OF THE PARTNERSHIP GROUP FROM AND AGAINST ANY CLAIMS TO THE EXTENT THEY RESULT FROM THE BREACH OF CONTRACT, STRICT LIABILITY OR THE NEGLIGENT ACTS, ERRORS OR OMISSIONS OR WILLFUL MISCONDUCT OF TSPC OR ANY MEMBER OF THE PARTNERSHIP GROUP. For the avoidance of doubt, nothing herein shall constitute a release by TRMC of any volume losses that are caused by the gross negligence, breach of this Agreement or any Pipeline Service Order or willful misconduct of TSPC or any member of the Partnership Group.

(c) Written Claim. Neither Party shall be obligated to indemnify the other Party or be liable to the other Party unless a written Claim for indemnity is delivered to the other Party within ninety (90) days after the date that a Claim is reported or discovered, whichever is earlier.

(d) No Limitation. Except as expressly provided otherwise in this Agreement, the scope of these indemnity provisions may not be altered, restricted, limited, or changed by any other provision of this Agreement. The indemnity obligations of the Parties as set out in this Section 17 are independent of any insurance requirements as set out in Section 20, and such indemnity obligations shall not be lessened or extinguished by reason of a Party’s failure to obtain the required insurance coverages or by any defenses asserted by a Party’s insurers.

(e) Survival. These indemnity obligations shall survive the termination of this Agreement until all applicable statutes of limitation have run regarding any Claims that could be made with respect to the activities contemplated by this Agreement.

(f) Mutual and Express Acknowledgement. THE INDEMNIFICATION PROVISIONS PROVIDED FOR IN THIS AGREEMENT HAVE BEEN EXPRESSLY NEGOTIATED IN EVERY DETAIL, ARE INTENDED TO BE GIVEN FULL AND LITERAL EFFECT, AND SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, OBLIGATIONS, CLAIMS, JUDGMENTS, LOSSES, COSTS, EXPENSES OR DAMAGES IN QUESTION ARISE OR AROSE SOLELY OR IN PART FROM THE GROSS, ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF ANY INDEMNIFIED PARTY. EACH PARTY ACKNOWLEDGES THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND CONSTITUTES CONSPICUOUS NOTICE. NOTICE IN THIS CONSPICUOUS NOTICE IS NOT INTENDED TO PROVIDE OR ALTER THE RIGHTS AND OBLIGATIONS OF THE PARTIES, ALL OF WHICH ARE SPECIFIED ELSEWHERE IN THIS AGREEMENT.

(g) Third Party Indemnification. If any Party has the rights to indemnification from a third party, the indemnifying party under this Agreement shall have the right of subrogation with respect to any amounts received from such third-party indemnification claim.

18. ASSIGNMENT; PARTNERSHIP CHANGE OF CONTROL

(a) TRMC shall not assign, subcontract or delegate any of its rights or obligations under this Agreement without TSPC’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that TRMC may assign this Agreement without TSPC’s consent in connection with a sale by TRMC of the Refinery so long as the transferee: (i) agrees to assume all of TRMC’s obligations under this Agreement and (ii) is financially and operationally capable of fulfilling the terms of this Agreement, which determination shall be made by TRMC in its reasonable judgment.

(b) TSPC shall not assign any of its rights or obligations under this Agreement without TRMC’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that (i) TSPC may assign this Agreement without TRMC’s consent in connection with a sale by TSPC of the SoCal Pipelines so long as the transferee: (A) agrees to assume all of TSPC’s obligations under this Agreement; (B) is financially and operationally capable of fulfilling the terms of this Agreement, which determination shall be made by TSPC in its reasonable judgment; and (C) is not a competitor of TRMC; and (ii) TSPC shall be permitted to make a collateral assignment of this Agreement solely to secure working capital financing for TSPC.

(c) Any assignment that is not undertaken in accordance with the provisions set forth above shall be null and void ab initio. A Party making any assignment shall promptly notify the other Party of such assignment, regardless of whether consent is required. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

(d) TRMC’s obligations hereunder shall not terminate in connection with a Partnership Change of Control, provided, however, that in the case of any Partnership Change of Control, TRMC shall have the option to extend the Term of this Agreement as provided in Section 4. TSPC shall provide TRMC with notice of any Partnership Change of Control at least sixty (60) days prior to the effective date thereof.

19. NOTICE

All notices, requests, demands, and other communications hereunder will be in writing and will be deemed to have been duly given: (a) if by transmission by hand delivery, when delivered; (b) if mailed via the official governmental mail system, five (5) Business Days after mailing, provided said notice is sent first class, postage pre-paid, via certified or registered mail, with a return receipt requested; (c) if mailed by an internationally recognized overnight express mail service such as Federal Express, UPS, or DHL Worldwide, one (1) Business Day after deposit therewith prepaid; or (d) if by e-mail, one Business Day after delivery with receipt confirmed. All notices will be addressed to the Parties at the respective addresses as follows:

If to TRMC, to:

Tesoro Refining & Marketing Company LLC

19100 Ridgewood Parkway

San Antonio, Texas 78259

For legal notices:

Attention: Charles A. Cavallo III, Managing Attorney—Commercial

phone: (210) 626-4045

email: Charles.A.Cavallo@tsocorp.com

For all other notices and communications:

Attention: Dennis C. Bak

phone: 310-847-3846

email: Dennis.C.Bak@tsocorp.com

If to TSPC, to:

Tesoro Logistics Operations LLC

19100 Ridgewood Parkway

San Antonio, Texas 78259

For legal notices:

Attention: Charles S. Parrish, General Counsel

phone: (210) 626-4280

email: Charles.S.Parrish@tsocorp.com

For all other notices and communications:

Attention: Rick D. Weyen, Vice President, Logistics

phone: (210) 626-4379

email: Rick.D.Weyen@tsocorp.com

or to such other address or to such other person as either Party will have last designated by notice to the other Party.

20. INSURANCE

(a) Minimum Limits. At all times during the Term and for a period of two (2) years after termination of this Agreement for any coverage maintained on a “claims-made” or “occurrence” basis, TRMC and/or its carriers (if applicable) shall maintain at their expense the below listed insurance in the amounts specified below which are minimum requirements. TRMC shall require that its carriers cause all of its contractors providing authorized drivers or authorized vehicles, to carry such insurance, and TRMC shall be liable to TSPC for their failure to do so. Such insurance shall provide coverage to TSPC and such policies, other than Worker’s Compensation Insurance, shall include TSPC as an Additional Insured. Each policy shall provide that it is primary to and not contributory with any other insurance, including any self-insured retention, maintained by TSPC (which shall be excess) and each policy shall provide the full coverage required by this Agreement. All such insurance shall be written with insurance carriers and underwriters acceptable to TSPC, and eligible to do business in the State of California and having and maintaining an A.M. Best financial strength rating of no less than “A-” and financial size rating no less than “VII”; provided that TRMC and/or its carriers may procure worker’s compensation insurance from the state fund of California. All limits listed below are required

MINIMUM LIMITS:

(i) Workers Compensation and Occupational Disease Insurance which fully complies with Applicable Law of the State of California, in limits not less than statutory requirements;

(ii) Employers Liability Insurance with a minimum limit of $1,000,000 for each accident, covering injury or death to any employee which may be outside the scope of the worker’s compensation statute of the jurisdiction in which the worker’s service is performed, and in the aggregate as respects occupational disease;

(iii) Commercial General Liability Insurance, including contractual liability insurance covering carrier’s indemnity obligations under this Agreement, with minimum limits of $1,000,000 combined single limit per occurrence for bodily injury and property damage liability, or such higher limits as may be required by TSPC or by Applicable Law from time to time. This policy shall include Broad Form Contractual Liability insurance coverage which shall specifically apply to the obligations assumed in this Agreement by TRMC;

(iv) Automobile Liability Insurance covering all owned, non-owned and hired vehicles, with minimum limits of $1,000,000 combined single limit per occurrence for bodily injury and property damage liability, or such higher limit(s) as may be required by TRMC or by Applicable Law from time to time. Coverage must assure compliance with Sections 29 and 30 of the Motor Carrier Act of 1980 and all applicable rules and regulations of the Federal Highway Administration’s Bureau of Motor Carrier Safety and Interstate Commerce Commissioner (Form MCS 90 Endorsement). Limits of liability for this insurance must be in accordance with the financial responsibility requirement of the Motor Carrier Act, but not less than $1,000,000 per occurrence;

(v) Excess (Umbrella) Liability Insurance with limits not less than $4,000,000 per occurrence. Additional excess limits may be utilized to supplement inadequate limits in the primary policies required in items (ii), (iii), and (iv) above;

(vi) Pollution Legal Liability with limits not less than $25,000,000 per loss with an annual aggregate of $25,000,000. Coverage shall apply to bodily injury and property damage including loss of use of damaged property and property that has not been physically injured; cleanup costs, defense, including costs and expenses incurred in the investigation, defense or settlement of claim; and

(vii) Property Insurance, with a limit of no less than $1,000,000, which property insurance shall be first-party property insurance to adequately cover TRMC’s owned property; including personal property of others.

(b) Waiver of Subrogation. All such policies must be endorsed with a Waiver of Subrogation endorsement, effectively waiving rights of recovery under subrogation or otherwise, against TSPC, and shall contain where applicable, a severability of interest clause and a standard cross liability clause.

(c) Copies of Insurance Certificates or Policies. Upon execution of this Agreement and prior to the operation of any equipment by TRMC, any carrier or its authorized drivers delivering Product to or offloading Product from the SoCal Pipelines, TRMC and/or its carrier will furnish to TSPC, and at least annually thereafter (or at any other times upon request by TSPC) during the Term (and for any coverage maintained on a “claims-made” basis, for two (2) years after the termination of this Agreement), insurance certificates and/or certified copies of the original policies to evidence the insurance required herein, including on behalf of its carrier’s contractors providing authorized vehicles or authorized drivers. Such certificates shall be in the form of the “Accord” Certificate of Insurance, and reflect that they are for the benefit of TSPC and shall provide that there will be no material change in or cancellation of the policies unless TSPC is given at least thirty (30) days prior written notice. Certificates providing evidence of renewal of coverage shall be furnished to TSPC prior to policy expiration.

(d) Responsibility for Deductibles. TRMC and/or its carriers shall be solely responsible for any deductibles or self-insured retention.

21. CONFIDENTIAL INFORMATION

(a) Obligations. Each Party shall use reasonable efforts to retain the other Parties’ Confidential Information in confidence and not disclose the same to any third party nor use the same, except as authorized by the disclosing Party in writing or as expressly permitted in this Section 21. Each Party further agrees to take the same care with the other Party’s Confidential Information as it does with its own, but in no event less than a reasonable degree of care. Excepted from these obligations of confidence and non-use is that information which:

(i) is available, or becomes available, to the general public without fault of the receiving Party;

(ii) was in the possession of the receiving Party on a non-confidential basis prior to receipt of the same from the disclosing Party (it being understood, for the avoidance of doubt, that this exception shall not apply to information of TSPC that was in the possession of TRMC or any of its affiliates as a result of their ownership or operation of the SoCal Pipelines prior to the Commencement Date);

(iii) is obtained by the receiving Party without an obligation of confidence from a third party who is rightfully in possession of such information and, to the receiving Party’s knowledge, is under no obligation of confidentiality to the disclosing Party; or

(iv) is independently developed by the receiving Party without reference to or use of the disclosing Party’s Confidential Information.

For the purpose of this Section 21, a specific item of Confidential Information shall not be deemed to be within the foregoing exceptions merely because it is embraced by, or underlies, more general information in the public domain or in the possession of the receiving Party.

(b) Required Disclosure. Notwithstanding Section 21(a) above, if the receiving Party becomes legally compelled to disclose the Confidential Information by a court, Governmental Authority or Applicable Law, or is required to disclose by the listing standards of any applicable securities exchange, any of the disclosing Party’s Confidential Information, the receiving Party shall promptly advise the disclosing Party of such requirement to disclose Confidential Information as soon as the receiving Party becomes aware that such a requirement to disclose might become effective, in order that, where possible, the disclosing Party may seek a protective order or such other remedy as the disclosing Party may consider appropriate in the circumstances. The receiving Party shall disclose only that portion of the disclosing Party’s Confidential Information that it is required to disclose and shall cooperate with the disclosing Party in allowing the disclosing Party to obtain such protective order or other relief.

(c) Return of Confidential Information. Upon written request by the disclosing Party, all of the disclosing Party’s Confidential Information in whatever form shall be returned to the disclosing Party upon termination of this Agreement or destroyed with destruction certified by the receiving Party, without the receiving Party retaining copies thereof except that one copy of all such Confidential Information may be retained by a Party’s legal department solely to the extent that such Party is required to keep a copy of such Confidential Information pursuant to Applicable Law and the receiving Party shall be entitled to retain any Confidential Information in the electronic form or stored on automatic computer back-up archiving systems during the period such backup or archived materials are retained under such Party’s customary procedures and policies; provided, however, that any Confidential Information retained by the receiving Party shall be maintained subject to confidentiality pursuant to the terms of this Section 21, and such archived or back-up Confidential Information shall not be accessed except as required by Applicable Law.

(d) Receiving Party Personnel. The receiving Party will limit access to the Confidential Information of the disclosing Party to those of its employees, attorneys and contractors that have a need to know such information in order for the receiving Party to exercise or perform its rights and obligations under this Agreement (the “Receiving Party Personnel”). The Receiving Party Personnel who have access to any Confidential Information of the disclosing Party will be made aware of the confidentiality provision of this Agreement, and will be required to abide by the terms thereof. Any third party contractors that are given access to Confidential Information of a disclosing Party pursuant to the terms hereof shall be required to sign a written agreement pursuant to which such Receiving Party Personnel agree to be bound by the provisions of this Agreement, which written agreement will expressly state that it is enforceable against such Receiving Party Personnel by the disclosing Party.

(e) Survival. The obligation of confidentiality under this Section 21 shall survive the termination of this Agreement for a period of two (2) years.

22. MISCELLANEOUS

(a) Amendment or Modification. This Agreement may be amended or modified only by a written instrument executed by the Parties. Any of the terms and conditions of this Agreement may be waived in writing at any time by the Party entitled to the benefits thereof. No waiver of any of the terms and conditions of this Agreement, or any breach thereof, will be effective unless in writing signed by a duly authorized individual on behalf of the Party against which the waiver is sought to be enforced. No waiver of any term or condition or of any breach of this Agreement will be deemed or will constitute a waiver of any other term or condition or of any later breach (whether or not similar), nor will such waiver constitute a continuing waiver unless otherwise expressly provided.

(b) Integration. This Agreement, together with the Schedules and Pipeline Service Orders and the other agreements executed on the date hereof in connection with the transactions contemplated by the Contribution, Conveyance and Assumption Agreement dated as of the date hereof by and among Partnership, General Partner, TRMC, TLO, Tesoro Corporation and Carson Cogeneration Company, a Delaware corporation, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the Parties in connection therewith. In the event of a conflict of provisions of this Agreement and the Carson Asset Indemnity Agreement dated as of the date hereof by and among Partnership, General Partner, TRMC, TLO, and Tesoro Corporation (“Carson Asset Indemnity Agreement”), the provisions of the Carson Asset Indemnity Agreement shall prevail with respect to issues related to the contribution of the assets described therein, but not with respect to the ordinary operations of such assets as set forth in this Agreement.

(c) Construction and Interpretation. In interpreting this Agreement, unless the context expressly requires otherwise, all of the following apply to the interpretation of this Agreement:

(i) Preparation of this Agreement has been a joint effort of the Parties and the resulting Agreement against one of the Parties as the drafting Party.

(ii) Plural and singular words each include the other.

(iii) Masculine, feminine and neutral genders each include the others.

(iv) The word “or” is not exclusive and includes “and/or”.

(v) The words “includes” and “including” are not limiting.

(vi) References to the Parties include their respective successors and permitted assignees.

(vii) The headings in this Agreement are included for convenience and do not affect the construction or interpretation of any provision of, or the rights or obligations of a Party under, this Agreement.

(d) Applicable Law; Forum, Venue and Jurisdiction. This Agreement shall be governed by the laws of the State of Texas without giving effect to its conflict of laws principles. Each Party hereby irrevocably submits to the exclusive jurisdiction of any federal court of competent jurisdiction situated in the United States District Court for the Western District of Texas, San Antonio Division, or if such federal court declines to exercise or does not have jurisdiction, in the district court of Bexar County, Texas. The Parties expressly and irrevocably submit to the jurisdiction of said Courts and irrevocably waive any objection which they may now or hereafter have to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement brought in such Courts, irrevocably waive any claim that any such action, suit or proceeding brought in any such Court has been brought in an inconvenient forum and further irrevocably waive the right to object, with respect to such claim, action, suit or proceeding brought in any such Court, that such Court does not have jurisdiction over such Party. The Parties hereby irrevocably consent to the service of process by registered mail, postage prepaid, or by personal service within or without the State of Texas. Nothing contained herein shall affect the right to serve process in any manner permitted by law.

(e) Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or portable document format (pdf)) for the convenience of the Parties hereto, each of which counterparts will be deemed an original, but all of which counterparts together will constitute one and the same agreement.

(f) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be valid and effective under Applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance will be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision hereof, and the Parties will negotiate in good faith with a view to substitute for such provision a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(g) No Third Party Rights. Except as specifically provided in Section 15 herein, it is expressly understood that the provisions of this Agreement do not impart enforceable rights in anyone who is not a Party or successor or permitted assignee of a Party.

(h) Jury Waiver. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDINGS RELATING TO THIS AGREEMENT OR ANY PERFORMANCE OR FAILURE TO PERFORM OF ANY OBLIGATION HEREUNDER.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first written above.

TESORO SOCAL PIPELINE COMPANY LLC		TESORO REFINING & MARKETING COMPANY LLC

By:		By:
	G. Scott Spendlove		Gregory J. Goff
	Senior Vice President and Chief Financial Officer		Chairman of the Board of Managers and President

Signature Page to

Transportation Services Agreement (SoCal Pipelines)

SCHEDULE A-1

Crude Pipeline Segments

Line #	From	To
12GX	EH	GATX (KM)
32	WH	LAC
32	EH	WH
63	CT	Plains
63	DH	LAC
63	WH	EH
71	T2	LAC, Chemoil, Plains
82	T2	P66/Tosco
82	T2	CCT
82	T2	Edison (Plains)
82	B121	T2
82	Edison	CCT
82	B121	Edison (plains)
83	T2	Plains/B121
93	CCT	LAC
94	CCT	LAC
79	Other	Other
70	Other	Other

Schedule A - 1

Transportation Services Agreement (SoCal)

SCHEDULE A-2

Refined Products Pipeline Segments

Line #	From	To
GX	LAC	GATX (KM)
E10	EH	HT
E11	EH	HT
16	EH	KM
24	EH	KM
33	LAC	CPT
34	LAC	EH
34	LAC	VV
49	GATX (KM)	LAC
64	LAC	HT
64	LAC	EH
64	LAC	T2
64	EH	HT
64	T2	HT
64	T2	EH
64	T2	GATX (KM)
64	HT, EH, GATX (KM)	HT, EH, GATX (KM)
64	T2	CHEM
69	LAC	T2
69	LAC	EH
69	LAC	HT
69	T2	HT
69	T2	EH
71	T2	LAC, Chemoil, Plains
73	T2, T3, Ribost	T2, T3, Ribost
78	T2, T3, Ribost	T2, T3, Ribost
79	T2	LAC, Chemoil, Plains
80	LAC	EH
80	EH	VV
80	LAC	VV
88	LAC	LAX
89	LAC	KM Watson
104	LAC	KME
E40	PDI	T2
E51	PDI	GATX (KM)
E51	ULT RFY	GATX (KM)
E51	EH	GATX (KM)
79	Other	Other
70	Other	Other

Schedule A-2

Transportation Services Agreement (SoCal)

SCHEDULE A-3

Other Commodities Pipeline Segments

Line #	From	To
29	Rhodia	LAC
211	PXP	LAC
251	CCT	LAC

Schedule A-3

Transportation Services Agreement (SoCal)

EXHIBIT 1-A

FORM OF PIPELINE SERVICE ORDER

(CRUDE PIPELINES)

This Pipeline Service Order is entered as of                              , 20        , by and between Tesoro Refining & Marketing Company LLC, a Delaware limited liability company, and Tesoro SoCal Pipelines Company LLC, a Delaware limited liability company, pursuant to and in accordance with the terms of the Transportation Services Agreement (SoCal Pipelines) dated as of December     , 2013, by and among such parties (the “Agreement”). The Crude Pipeline Segments are set forth on Attachment 1 to this Pipeline Service Order.

Capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.

[Insert applicable provisions:

(i) Crude Reserved Capacity:                     bpd (Monthly Average Basis)

(ii) Crude Oil Transportation Fees: $         per Barrel fixed rate to Refinery

(iii) Crude Oil Monthly Excess Throughput Fee: $         per Barrel times X number of Barrels for such Month,

where X = A – B – C, and where

A	=	the number of Barrels of Crude Oil throughput by TRMC during such Month;

B	=	the available storage capacity for TRMC’s Barrels of Crude Oil under contracts with TSPC, which for purposes of this Pipeline Service Order shall be Barrels; and

C	=	the number of Barrels of Crude Oil delivered by TSPC for TRMC to Plains from Berth 121 and Terminal 2 during such Month.

If X is zero or less for such Month, then no Excess Throughput Fee shall apply for such Month.

(iv) Crude Shortfall Payment Calculation:

(v) reimbursement related to newly imposed taxes pursuant to Section 6;

(vi) Surcharges related to expenditures as a result of newly imposed laws and regulations pursuant to Section 7; and

(vii) any other services as may be agreed.]

Except as set forth in this Pipeline Service Order, the other terms of the Agreement shall continue in full force and effect and shall apply to the terms of this Pipeline Service Order.

[Signature Page Follows]

Exhibit 1 – A

Transportation Services Agreement (SoCal)

IN WITNESS WHEREOF, the parties hereto have duly executed this Pipeline Service Order as of the date first written above.

TESORO SOCAL PIPELINE COMPANY LLC		TESORO REFINING & MARKETING COMPANY LLC

By:	/s/ G. Scott Spendlove	By:	/s/ Gregory J. Goff
	G. Scott Spendlove		Gregory J. Goff
	Senior Vice President and Chief Financial Officer		Chairman of the Board of Managers and President

Exhibit 1 – A

Transportation Services Agreement (SoCal)

EXHIBIT 1-B

FORM OF PIPELINE SERVICE ORDER

(REFINED PRODUCTS PIPELINES)

This Pipeline Service Order is entered as of                              , 20        , by and between Tesoro Refining & Marketing Company LLC, a Delaware limited liability company, and Tesoro SoCal Pipelines Company LLC, a Delaware limited liability company, pursuant to and in accordance with the terms of the Transportation Services Agreement (SoCal Pipelines) dated as of December     , 2013, by and among such parties (the “Agreement”). The Refined Products Pipeline Segments are set forth on Attachment 1 to this Pipeline Service Order.

Capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.

[Insert applicable provisions:

(i) Refined Product Reserved Capacity:                      bpd (Monthly Average Basis)

(ii) Refined Product Transportation Fees: Set forth on Attachment 1 to this Pipeline Service Order for each Segment of the Refined Products Pipelines

(iii) Refined Product Monthly Excess Throughput Fee: $         per Barrel times X number of Barrels for such Month,

where X = A – B – C, and where

A	=	the number of Barrels of Refined Product throughput by TRMC during such Month on the following Segments identified on Attachment 1: [ ];

B	=	the available storage capacity for TRMC’s Barrels of Refined Product under contracts with TSPC, which for purposes of this Pipeline Service Order shall be Barrels; and

C	=	the number of Barrels of Refined Product delivered by TSPC for TRMC directly to the Vinvale Terminal from the Refinery during such Month.

If X is zero or less for such Month, then no Excess Throughput Fee shall apply for such Month.

(iv) Refined Products Shortfall Payment Calculation:

(v) reimbursement related to newly imposed taxes pursuant to Section 6;

(vi) Surcharges related to expenditures as a result of newly imposed laws and regulations pursuant to Section 7; and

(vii) any other services as may be agreed.]

Except as set forth in this Pipeline Service Order, the other terms of the Agreement shall continue in full force and effect and shall apply to the terms of this Pipeline Service Order.

[Signature Page Follows]

Exhibit 1 – B

Transportation Services Agreement (SoCal)

IN WITNESS WHEREOF, the parties hereto have duly executed this Pipeline Service Order as of the date first written above.

TESORO SOCAL PIPELINE COMPANY LLC		TESORO REFINING & MARKETING COMPANY LLC

By:		By:
	Phillip M. Anderson President		Gregory J. Goff Chairman of the Board of Managers and President

Exhibit 1 – B

Transportation Services Agreement (SoCal)

ATTACHMENT 1 TO FORM OF

REFINED PRODUCTS PIPELINE SERVICE ORDER

Pricing Group	Segment (Line #)	Origin	Destination	Transportation Fee / Barrel
PP1 (From Carson Refinery)	80	LAC	EH
PP1	80	LAC	VV
PP1	GX	LAC	GATX (KM)
PP1	33	LAC	CPT
PP1	34	LAC	EH
PP1	34	LAC	VV
PP1	64	LAC	HT
PP1	64	LAC	EH
PP1	64	LAC	T2
PP1	64	LAC	T2
PP1	69	LAC	EH
PP1	69	LAC	HT
PP1	104	LAC	KME
PP1	71	LAC	T2
PP1	79	LAC	T2
PP2 (Line 88 Jet to LAX)	88	LAC	LAX
PP3 (Storage/Terminals to KM)	16	EH	KM
PP3	24	EH	KM
PP3	E51	EH	GATX (KM)
PP5 (3rd Party back into system)	49	GATX (KM), ChemOil, Ribost, Plains or any other 3rd Party	LAC or LAW
PP6 (to KM Watson)	89	LAC	KM Watson
PP7 (Wilmington Refinery Synergies)	69	LARW	EH
	E51	LARW	EH
	E52	LARW	CLA
	E51	CLA	LARW
	New	KM	EH
PP8 (Inbound Product from T-2)	N/A	T2	NA

Exhibit 1 – B

Transportation Services Agreement (SoCal)

EXHIBIT 1-C

FORM OF PIPELINE SERVICE ORDER

(OTHER COMMODITIES PIPELINES)

This Pipeline Service Order is entered as of                      , 20    , by and between Tesoro Refining & Marketing Company LLC, a Delaware limited liability company, and Tesoro SoCal Pipelines Company LLC, a Delaware limited liability company, pursuant to and in accordance with the terms of the Transportation Services Agreement (SoCal Pipelines) dated as of December     , 2013, by and among such parties (the “Agreement”). The Refined Products Pipeline Segments are set forth on Attachment 1 to this Pipeline Service Order.

Capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.

[Insert applicable provisions:

(i) Other Commodities Transportation Fees:

•	Sulfuric Acid:

•	Natural Gas:

•	Water:

(ii)	reimbursement related to newly imposed taxes pursuant to Section 6: ;

(iii) Surcharges related to expenditures as a result of newly imposed laws and regulations pursuant to Section 7:                                         ; and

(iv) any other services as may be agreed.]

Except as set forth in this Pipeline Service Order, the other terms of the Agreement shall continue in full force and effect and shall apply to the terms of this Pipeline Service Order.

[Signature Page Follows]

Exhibit 1 – C

Transportation Services Agreement (SoCal)

IN WITNESS WHEREOF, the parties hereto have duly executed this Pipeline Service Order as of the date first written above.

TESORO SOCAL PIPELINE COMPANY LLC		TESORO REFINING & MARKETING COMPANY LLC

By:		By:
	Phillip M. Anderson President		Gregory J. Goff Chairman of the Board of Managers and President

Exhibit 1 – C

Transportation Services Agreement (SoCal)